EXHIBIT j

                          Independent Auditors' Consent


     We consent to the incorporation by reference in this Post-Effective Amendment No. 25 to the Registration Statement of The Wright Managed Income Trust (1933 Act File No. 2-81915)on behalf of the Wright U.S. Treasury Fund, U.S. Treasury Portfolio, Wright U.S. Government Near Term Fund, U.S.Government Near Term Portfolio, Wright Total Return Bond Fund, Wright Current Income Fund, Current Income Portfolio, and Wright U.S. Treasury Money Market Fund of our report dated January 29, 1999, relating to the Funds referenced above,which report is included in the Annual Report to shareholders for the year ended December 31, 1998, in the Statement of Additional Information which is part of such Registration Statement.

     We also consent to the reference to our firm under the heading "Financial Highlights" in the Prospectus and under the caption "Independent Certified Public Accountants" in the Statement of Additional Information.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Boston, Massachusetts
April 28, 1999